Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors of
United Community Banks, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2005 relating to (1) the consolidated financial statements, (2) management’s assessment of the effectiveness of internal control over financial reporting and (3) the effectiveness of internal control over financial reporting, of United Community Banks, Inc., which appear in its Annual Report on Form 10-K for the year ended December 31, 2004, as amended.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
December 20, 2005